EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2013

ELK GROVE VILLAGE, Ill., March 13, 2013 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2013.

Revenues increased to $46.8 million for the third fiscal quarter 2013 from $38.1 million for the same quarter in the prior year. Net income decreased to a net loss of $216,776 in the third fiscal quarter 2013 compared to net income of $85,656 for the same quarter in the prior year. Basic and diluted loss per share were both $0.06 for the quarter ended January 31, 2013, compared to basic and diluted earnings per share of $0.02 for the same quarter in fiscal 2012.

For the nine months ended January 31, 2013, revenues increased to $147.1 million compared to $116.9 million for the same period ended January 31, 2012. Net income for the same period in fiscal 2013 was $172,914, compared to $484,884 for the same period in the prior year. Basic and diluted earnings per share for the nine months ended January 31, 2013, were both $0.04 compared to $0.13 for the nine months ended January 31, 2012.

Commenting on SigmaTron's third quarter and nine month results, Gary R. Fairhead, President and Chief Executive Officer, said, "SigmaTron's financial results for the third quarter are disappointing and a direct reflection of what we perceive as a slowing economy. Revenue of $46.8 million for the third quarter of fiscal 2013 is an 11.2% drop from revenue of $52.7 for our second fiscal quarter ended October 31, 2012. As has been widely reported, the growth rate of the U.S. economy slowed dramatically during the fourth quarter of calendar year 2012 and our revenue reflects the slowdown. Customers were cautious regarding inventory levels for calendar year-end, which coupled with the slowing economy and fiscal cliff drama, led to the sharply reduced revenue and resultant loss.

"During the quarter and going forward, we did not lose any customers or specific programs. Orders were either pushed out or reduced and unfortunately we anticipate that reduced demand will continue short-term. However, on a positive note, we have been awarded new programs from current customers that are finally launching at four of our five offshore locations, and new customers have been landed at most locations. The new customers are not anticipated to impact our fourth quarter of fiscal 2013 significantly, but should help us battle what we anticipate to be a stagnant U.S. economy during fiscal 2014.

"Overall our market remains difficult, with margin pressures ever-present and excess capacity overall. In spite of that, we are excited about the new opportunities that are launching short-term and believe that our anticipated increased revenue will improve our position going forward."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana, Mexico; Union City, California; Suzhou-Wujiang, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Carpentersville, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth, including its integration of the Spitfire operation acquired in May 2012. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow...

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2013	2012	2013	2012

Net sales	$46,758,568	$38,099,493	$147,117,192	$116,894,157

Cost of products sold	42,636,191	34,577,913	132,885,747	106,258,662

Gross profit	4,122,377	3,521,580	14,231,445	10,635,495

Selling and administrative expenses	4,380,524	3,125,677	13,725,684	9,067,123

Operating (loss) income	(258,147)	395,903	505,761	1,568,372

Other expense	220,977	259,861	626,184	798,715

(Loss) income from operations before income tax	(479,124)	136,042	(120,423)	769,657

Income tax (benefit) expense	(262,348)	50,386	(293,337)	284,773

Net (loss) income	($216,776)	$85,656	$172,914	$484,884

Net (loss) income per common share -- basic	($0.06)	$0.02	$0.04	$0.13

Net (loss) income per common share -- assuming dilution	($0.06)	$0.02	$0.04	$0.13

Weighted average number of common equivalent shares outstanding - assuming dilution	3,930,402	3,895,111	3,995,678	3,890,590

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2013	2012

Assets:

Current assets	$73,941,573	$74,139,130

Machinery and equipment-net	27,302,052	24,373,494

Intangibles	6,022,472	86,925
Goodwill	3,611,960	--
Other assets	847,883	547,334

Total assets	$111,725,940	$99,146,883

Liabilities and stockholders' equity:

Current liabilities	$29,582,730	$24,566,962

Long-term obligations	30,562,447	23,558,850

Stockholders' equity	51,580,763	51,021,071

Total liabilities and stockholders' equity	$111,725,940	$99,146,883
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095